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                                                                    EXHIBIT 99.3




                                                  For more information, contact:
                                                                Kristen Malacame
                                                                ph: 214.665.1335
                                                               pgr: 888.613.2159


              THE GOOD GUYS! SECURES $100 MILLION CREDIT FACILITY
BANK OF AMERICA, GE CAPITAL TO COMMIT TO PROVIDING INCREASED BORROWING CAPACITY


      SAN FRANCISCO, September 9, 1999 -- The Good Guys! (Nasdaq: GGUY), a leading specialty retailer of consumer entertainment electronics, today announced that it has received a commitment for a three-year $100 million credit facility from Bank of America and GE Capital. Subject to the completion of certain customary conditions by The Good Guys!, the new facility is expected to be effective October 1 and will replace an existing agreement with another lender and will offer lower interest rates and more favorable terms.

      The new credit facility will raise The Good Guys! borrowing capacity by approximately 33 percent, significantly increasing the company's inventory purchasing power. This increase in working capital will enable The Good Guys! to optimize product purchases and vendor discounts as the company shifts its inventory to focus exclusively on consumer entertainment electronics, with an emphasis on digital and high-tech products.

      "An endorsement of this magnitude from two premier financial institutions enhances our ability to secure more favorable vendor terms and, as a result, will strengthen our financial performance and accelerate our return to profitability," said Ronald A. Unkefer, founder, chairman and CEO of The Good Guys!.

      The expanded borrowing agreement is the latest in a series of initiatives launched by Unkefer since his return to The Good Guys! on July 1, 1999. In July, the company began implementing measures to reduce annual general and administrative costs by 20 percent, or $8 million. The company is also reducing store and other operating expenses by approximately $7.5


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million a year. The Good Guys! expects these steps, combined with other efforts, will enable it to be profitable in early fiscal 2000. In addition, The Good Guys! recently announced the completion of a $16.25 million private placement to improve liquidity, accelerate the shift in the company's product mix and restructure internal operations.

     "The implementation of our business strategy is progressing on an aggressive schedule. We are committed to providing a compelling and competitively priced selection of entertainment electronics products and services that meet the demands of early adopters of technology, product-savvy consumers and our large base of middle- and upper-income customers," said Unkefer. "We will continue to work closely with the leading manufacturers in our industry to ensure that The Good Guys! stores offer the most advanced products on the market."

     The Good Guys! is a leading specialty retailer of consumer entertainment electronics, operating a total of 79 stores in California, Washington, Oregon and Nevada, and marketing a broad range of high quality, name brand products and related services. For more information on The Good Guys!, including news releases, product information and store locations, visit www.thegoodguys.com.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to the Company's current restructuring program, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company's merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company's merchandise sales mix, the possibility that conditions to the commitment for the new credit facility mentioned in this news release will not be satisfied and the facility will not be provided, and economic conditions.